Independence Contract Drilling and Sidewinder Drilling to Combine July 19, 2018 www.icdrilling.com

Preliminary Matters Various statements contained in this presentation, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “will” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this presentation speak only as of the date of this presentation; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, contingencies and uncertainties include, but are not limited to, the following: • the ability of the parties to consummate the merger at all; • the satisfaction or waiver of the conditions precedent to the consummation of the proposed merger transaction with Sidewinder, including, without limitation, the receipt of stockholder and regulatory approvals; • the ability of the Company to successfully integrate the companies’ operations and employees, and to realize anticipated synergies from the merger; • risks relating to the value of the shares of the Company’s common stock to be issued in such proposed merger transaction; • disruptions of the Company’s and Sidewinder’s current plans, operations and relationships with third persons caused by the announcement and pendency of such proposed merger transaction, including, without limitation, the ability of the combined company to hire and retain any personnel • legal proceedings that may be instituted against the Company and Sidewinder following announcement of such proposed merger; • decline in or substantial volatility of crude oil and natural gas commodity prices; • fluctuation of our operating results and volatility of our industry; • inability to maintain or increase pricing on our contract drilling services; • delays in construction or deliveries of reactivated, upgraded, converted or new-build land drilling rigs; • the loss of material customers, financial distress or management changes of potential customers or failure to obtain contract renewals and additional customer contracts for our drilling services; • an increase in interest rates and deterioration in the credit markets; • our inability to raise sufficient funds through debt financing and equity issuances needed to fund future rig construction projects; • additional leverage associated with borrowings to fund rig conversions and additional newbuild rigs; • our inability to comply with the financial and other covenants in debt agreements that we may enter into as a result of reduced revenues and financial performance; • a substantial reduction in borrowing base under our revolving credit facility as a result of a decline in the appraised value of our drilling rigs or substantial reduction in our rig utilization; • overcapacity and competition in our industry; unanticipated costs, delays and other difficulties in executing our long-term growth strategy; • the loss of key management personnel; • new technology that may cause our drilling methods or equipment to become less competitive; • labor costs or shortages of skilled workers; • the loss of or interruption in operations of one or more key vendors; • the effect of operating hazards and severe weather on our rigs, facilities, business, operations and financial results, and limitations on our insurance coverage; • increased regulation of drilling in unconventional formations; • the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; • the potential failure by us to establish and maintain effective internal control over financial reporting; • lack of operating history as a contract drilling company; and • uncertainties associated with any registration statement, including financial statements, we may be required to file with the SEC. 1

Strategic Highlights

Maintaining a super-**spec, pad optimal drilling fleet…**
While adding Scale and Customers, unlocking Synergies and driving incremental Growth

Scale & Growth	• More than doubles the size of ICD by combining with Sidewinder's high-quality and complementary asset base • Optionality for organic growth from upgrades or newbuilds: growth from planned upgrades alone will drive the fully pad optimal fleet to 34 rigs by the end of 2019 • Attractive combined presence in the most active operating basins is supported by high-quality customers with very little current overlap
Synergies	• Expanded operational scale in the most active basins will be a catalyst for meaningful optimization opportunities – Anticipated cost and operating synergies of $8 to $10 million annually – Expected accretion to EBITDA per share, after synergies, of more than 20% in 2019
Enhanced Profile	• Enhanced leadership team bringing together the best from both companies under one umbrella • Provides for significant financial flexibility, pro forma liquidity and substantial free cash flow • Tax advantaged, including a step-up in tax-basis for the Sidewinder assets • Financially accretive transaction for ICD shareholders while enhancing capital opportunities and public float



By combining with Sidewinder, ICD strengthens its position as one of the leading, pad-optimal, pure-play land drillers with increased operational and financial scale and an enhanced presence in the most active basins

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Proposed Combination Summary

Transaction Overview	• ICD will acquire Sidewinder through a merger and issuance of shares of ICD common stock for 100% of the unitholder interests in Sidewinder • Combined company will retain the ICD name and ticker and will remain listed on the NYSE concurrent with closing
Pro Forma Ownership	• Existing ICD shareholders will own approximately 51% of the outstanding stock of the combined company with existing Sidewinder unitholders owning the remaining 49% • Affiliates of MSD Partners are collectively Sidewinder's largest unitholder and will retain approximately 31% of the combined company • Stockholders' Agreement limits certain voting rights of MSD's share position
Management & Governance	• Board of directors will be comprised of seven board members, four of which will be existing ICD directors, including Chairman of the Board, two directors nominated by MSD, and the CEO • Management team of the combined company will include: – Anthony Gallegos (current CEO of Sidewinder) as the combined CEO – A majority of the remaining executive team will be from ICD and includes ICD's current Chief Financial Officer, Philip Choyce
Support	• Both ICD's board of directors and Sidewinder's board of directors unanimously support the transaction
Closing	• Transaction expected to close in early 4Q 2018 • Subject to the approval by ICD shareholders of the share issuance • Standard regulatory approvals and other closing conditions



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Attractive Pro Forma Fleet with Additional Upside Complementary High-Spec Fleet Rig Fleet Overview Sidewinder Pro Forma # of AC Rigs 15 15 34 1,500 HP 1,500 HP(1) Rig Horsepower (1) AC Motor (1) AC Motor Max Hook Load 750,000 lbs 750,000 lbs Omni-Directional Yes Yes 19 19 Walking System 18 16 Bi-Fuel Capabilities Yes Yes +1 15 13 +2 Fast Moving Yes Yes +3 SCR Rigs Scheduled 4 for Upgrade Rig Horsepower 1,500 HP Pad-Optimal Yes AC SCR AC SCR SW Pad ICD Fleet Pro Forma Optimal Combined Contracted Marketed Fleet After Pad Optimal Upgrades(1) Fleet The combined fleet of high-spec, pad-optimal rigs will continue to be in high demand as they are essential for complex multi-well pad development and longer lateral wells 1. Includes one 1,000 HP, walking AC rig 4

Pro Forma Balance Sheet and Liquidity Enhanced Liquidity and Stronger Balance Sheet • At closing, ICD will enter into a $130 Estimated Pro Forma Balance Sheet million term loan as of September 30, 2018 $ in millions ̶ Five-year term Cash $15 ̶ No amortization Debt ABL Facility (1) $3 ̶ Additional $15 million delayed draw availability New Term Loan 130 Total Debt $133 ̶ Fully-committed by MSD Net Debt $118 • The proceeds will be used to Liquidity: refinance ICD’s and Sidewinder’s combined debt balance Cash and Cash Equivalents $15 (2) Plus: Available Undrawn ABL 30 • In addition, ICD will enter into a new Plus: Term Loan Delayed Draw Availability 15 $40 million revolving credit facility Total Liquidity $60 At closing, ICD will have sufficient liquidity to fund planned rig upgrades and maintain financial flexibility under a wide range of potential market conditions 1. ABL facility assumes $2.2 million of Sidewinder letters of credit remain outstanding and reduce ABL availability 5 2. After payment of transaction fees and debt issuance costs due on or before closing

Substantial Cost Synergies Combination expects to achieve annual run rate synergies of $8 to $10 million • Reduction in corporate overhead • Optimization of operational facility and rationalization of redundant facilities • Reduction in professional fees, insurance and other costs • Potential identified synergies exceed $12 million 6

Strong Combined Management Team Board of Directors Executive Leadership Board of directors will be comprised of seven Anthony Gallegos – President and members Chief Executive Officer • Four to be existing ICD directors, including chairman • Mr. Gallegos was a co-founder and joined • Two to be nominated by MSD Sidewinder upon its formation in 2011 as • CEO of ICD Senior Vice President & CFO • Mr. Gallegos was promoted to President and CEO of Sidewinder in September 2017 • Spent his entire career in the drilling Chairman of the Anthony Gallegos Director business Board President & CEO Chief Financial Vice President Vice President Director Director Officer Operations Operations Vice President Chief Accounting Vice President Director Director Business Officer HR & HSE Development ICD Sidewinder MSD 7

ICD at a Glance

Sectors only pure play, pad-optimal growth story

- Fleet composed of fifteen 200 Series ShaleDriller® rigs
- 100% of fleet contracted and operating
- 15th ShaleDriller 200 Series rig on schedule for deployment to Permian basin during 3Q'18 on one-year contract
- The speed, efficiency and safety offered by ICD's rigs dramatically reduce drilling times, thereby saving significant capex dollars for E&P operators

Established reputation for operational excellence and safety

- Average 200 Series ShaleDriller® fleet age: ~3.4 years(1)
- Industry leading utilization
- Work with well-known customers who pay for quality



Current Operational Footprint


Rig Location

Fleet Snapshot


100%
100%
100%
100%
AC Rig
1,500+ HP
750,000 lbs Hook Load
Contracted

6/30/18 Backlog of $99.5 million

1. Based upon date of initial drilling operations for newbuild 200 Series rig or converted 100 series rig. Includes 15th ShaleDriller rig schedule for deployment 3Q'18.

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Sidewinder at a Glance

Premier North American onshore drilling provider

- Fleet composed of 15 AC rigs and 4 modern fully-equipped SCR rigs
- 93% of marketed AC rigs and 75% of SCR rigs are contracted and operating
- Operates in ICD target basins with a majority of its rigs operating in the Permian and Haynesville
- All SCR rigs scheduled to complete upgrades to pad-optimal AC status over the next 12 months, for an incremental capex spend of ~$12.5 million
- Additional reactivation and upgrade of one idle unmarketed AC rig for an incremental capex spend of ~$8 million

Deployable fleet with a proven track record and operational distinction

- Average AC fleet age: ~5.1 years
- Blue chip customer base
- Tenured management team

Current Operational Footprint



Rig Location

Fleet Snapshot



AC Rigs
SCR Rigs
93%
87%
100%
75%
1,500+ HP
Contracted
1,500+ HP
Contracted

6/30/18 Backlog of $64.1 million

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Strong Combined Presence in Most Active Basins Pro Forma Operating Footprint(1) ICD Pro forma 6/30/18 backlog of $163.6 million Sidewinder Permian #201, 202, 204, 205, 209, Haynesville 210, 211, 212, 214, 217, 218 #64, 102, 103, 129 Haynesville #203, 206, 207, 208 Permian #101, 104, 105, 106, 107, 127, 128, 219, 220, 221, Contracted Rigs 222, 223 Permian 23 Haynesville 8 10 1. Inclusive of rigs currently under contract

Geographic Mix and Customer Relationships Active Rig Count by Basin Limited Customer Overlap ICD Sidewinder Top ICD Customers 27% 25% 73% 75% Pro Forma Active Rig Count by Basin Top Sidewinder Customers 26% 74% Permian Haynesville 11

Closing Summary Maintaining a super-spec, pad optimal drilling fleet… while adding Scale and Customers, unlocking Synergies and driving incremental Growth • More than doubles the size of ICD by combining with Sidewinder’s high-quality and complementary asset base • Combined presence in most active basins supported by high-quality customers with limited overlap • Attractive cost and operating synergy opportunities of $8 to $10 million • Provides significant pro forma liquidity, financial flexibility and operating cash flow • Financially accretive transaction for ICD shareholders while enhancing capital opportunities and public float By combining with Sidewinder, ICD strengthens its position as one of the leading, pad- optimal, pure-play land drillers with increased operational and financial scale and an enhanced presence in the most active basins 12

Other Matters No Offer or Solicitation This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law. Additional Information and Where to Find It The proposed transaction involving the Company and Sidewinder will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (“SEC”), and the Company will mail the proxy statement to its stockholders and the Company will file other documents regarding the proposed transaction with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that the Company may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The registration statement, the proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from the Company by going to its investor relations page on its corporate web site at www.icdrilling.com. Participants in Solicitation The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement filed with the SEC on April 11, 2018. The proxy statement is available free of charge from the sources indicated above, and from the Company by going to its investor relations page on its corporate web site at www.icdrilling.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials the Company files with the SEC in connection with the Merger. 13